U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

      COLONIAL MANAGEMENT ASSOCIATES, INC.
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   (Last)                           (First)             (Middle)
      One Financial Center
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                                    (Street)

      Boston                          MA                 02111
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Colonial Insured Municipal Fund (CFX)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     04-2271697

________________________________________________________________________________
4.   Statement for Month/Day/Year

     October 29, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

                      Investment Adviser to Issuer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                 2A.        3.           Disposed of (D)                 Securities     Form:     7.
                                 Deemed     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.           Execution  Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                  Transaction  Date, if   (Instr. 8)                   (A)             ing Reported   Indirect  Beneficial
Title of Security   Date         any         ------------     Amount      or     Price   Transaction(s) (I)       Ownership
(Instr. 3)          (mm/dd/yy)   (mm/dd/yy)  Code     V                  (D)             (Instr.3 and 4)(Instr.4) (Instr. 4)
---------------- ------------------------------------------------------------------------------------------------------------------

Shares of Bene-
ficial Interest     10/29/02                 S                1,000      D       15.09   800             D
---------------- ------------------------------------------------------------------------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
           2.                                                                                              Deriv-    of
           Conver-                              5.                              7.                         ative     Deriv-   11.
           sion                                 Number of                       Title and Amount           Secur-    ative    Nature
           or                                   Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-             3A.       4.       Securities    Date              Securities        Price    Bene-     ity:     In-
           cise     3.       Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price    Trans-   Execution action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of       action   Date,     Code     of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of   Deriv-   Date     if        (Instr.  (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative ative    (Month/  any       8)       4 and 5)      Date     Expira-            Number  ity      Trans-    (I)      ship
Security   Secur-   Day/     (mm/      ------   ------------  Exer-    tion               of      (Instr.  action(s) (Instr.  (Instr
(Instr. 3) ity      Year)     dd/yy)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       Instr.4)   4)       4)
---------- -------------------------------------------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

COLONIAL MANAGEMENT ASSOCIATES, INC.


/s/ Kevin S. Jacobs, Assistant Vice President           October 30, 2002
---------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see instruction
       4(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.